Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, as of the dates shown below for reference purposes, shall be effective as of May 1, 2018 (the “Effective Date”), by and between CrossFirst Bankshares, Inc., a corporation, incorporated under the laws of the State of Kansas (the “Company”), and George Jones, (“Employee”), and amends in its entirety the prior Employment Agreement between Employee and CrossFirst Holdings, LLC, effective April 29, 2016, which is superseded and replaced as follows:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.

Certain rights described below may inure to the benefit of other companies affiliated with the Company by virtue of being controlled by the Company (“Affiliated Companies”).

AGREEMENTS:

Now, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         POSITION AND DUTIES.

1.1          POSITION, TITLE AND DUTIES. The Company hereby hires Employee to serve as the Chairman and CEO of the Company. Employee’s primary duty is to direct the strategic and operational growth of the Company and its subsidiary, CrossFirst Bank. Employee will also serve as a director of the Company but will not be paid fees for serving as a director.

(a)          LIMITS ON AUTHORITY. Employee shall, to the best of his abilities, perform his duties in such capacity pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company provides to  Employee  from  time  to time, and in accordance with Company’s policies and procedures as published from time to time.

(b)          REPORTING AND AUTHORITY. Subject to the directions of the Board of Directors of the Company (the “Board of Directors”), Employee shall have full authority and responsibility for supervising and managing, to the best of his ability, the daily affairs of the Company, including but not limited to: (i) presenting to the Company all business opportunities that come to his attention that are reasonably in the scope of business of the Company; (ii) working with the Company to develop and approve business objectives, policies and plans that improve the Company’s long-term profitability, and consequently improve the value and liquidity of shareholder holdings; (iii) communicating business objectives and plans to subordinates, (iv) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (v) ensuring that each business plan provides those functions required for achieving its business objectives and that each plan is properly organized, staffed and directed to fulfill its responsibilities, (vi) assisting the Company in directing periodic reviews of the Company’s strategic position  and combining this information with corollary analysis of the Company’s production and financial resources, (vii) providing periodic financial information concerning the operations of the projects and growth plans to the Company, (viii) assisting the Company in developing and maintaining succession plans and management personnel for the Company and its Affiliated Companies; and (ix) ensuring that the operation of  the  projects comply with applicable laws.

1.2          ACCEPTANCE. Employee hereby accepts employment by the Company in  the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from  and after the Effective Date of this Agreement in a diligent, efficient, trustworthy,  and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3          BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties to the Company under Section 1.1 and elsewhere in this Agreement. Employee shall not undertake any activities that conflict with or significantly detract from his primary duties to the Company.

1.4          LOCATION. Employee shall perform  his  duties  under  this  Agreement  primarily  in the greater Kansas City and Dallas, Texas areas and potentially other regions  of  the  United States where the Company, or its Affiliated Companies, are active in conducting banking and other related service activities. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to such other locations in order to discharge his duties under this Agreement.

1.5          TERM. The term of this Agreement commenced as of the Effective Date and shall be for a term continuing through December 31, 2021.

1.6          INVESTMENT IN THE CROSSFIRST BANKSHARES, INC. The Board of Directors of the Company believes that it will be essential for Employee to participate in the Company’s future growth as an equity stakeholder as well as an employee. Employee has acquired equity holdings in the Company. Of Employee’s equity holdings, Employee has agreed that during his employment with the Company under this Agreement, Employee will continue holding at least fourteen thousand and thirty-five shares of the Company’s stock (“Required Shares”). As a condition of Employee’s continued employment with the Company, Employee shall not sell or transfer any Required Shares without the prior consent of the Board of Directors.

2.          COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1	BASE COMPENSATION.

(a)	BASE SALARY. The Company shall pay to Employee a Base Salary as follows:

From the Effective Date through the end of the term Employee’s Base Salary shall be in the amount of Four Hundred and Fifty Thousand Dollars ($450,000.00) per year (the

“Base Salary”), which shall be pro-rated in 2018 such that Employee shall be compensated at the rate of Thirty Seven Thousand Five Hundred Dollars per month commencing on the Effective Date.

Such Base Salary, shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time. In addition, such Base Salary is subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee’s annual review pursuant to Section 2.1(b), below, or at such other times (if any) as the Company may select. In no event may Employee’s Base Salary be reduced during the term of this Agreement.

(b)          PERIODIC REVIEWS. The Company shall review Employee’s performance of his duties pursuant to this Agreement at least annually and from time to time and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2.l(a), above, is appropriate. Any annual salary increase shall be effective as of such date as the Company, in its discretion, determines to be appropriate.

2.2	BONUSES.

(a)          CRITERIA. Employee shall be eligible to receive periodic incentive bonuses under the Company’s Incentive Plan (the “Bonuses”) in such amounts, if any, and at such times as may be determined by the Board of Directors, in its sole discretion. Employee’s bonus opportunity shall be sixty percent (60%) of Employee’s Base Salary (which, with respect to Bonuses in respect to the calendar year 2018, shall be pro-rated to account for Employee’s different position, level of compensation and bonus opportunity prior to May 1, 2018). By no later than March 15th of each year, the Board of Directors’ Compensation & Nominating Committee (the “Committee”) will define the terms and conditions of such Bonuses for Employee for the following year based upon reasonable, measurable and obtainable goals for Employee and the Company.

(b)          TIMING OF PAYMENT. The Bonus, if any, payable for each calendar year during the term of this Agreement shall be payable on or before March 15th of the calendar year immediately following the end of the calendar year in which such Bonus is earned.

2.3	FRINGE BENEFITS/VACATION.

(a)          VACATION. Employee is trusted to take reasonable vacation time when needed. Employee will not receive compensation upon termination or credit in future calendar years for any unused vacation time.

(b)          OTHER FRINGE BENEFITS. Employee shall be eligible to participate, on the same terms and conditions as all other employees of the Company, in all reasonable and customary fringe benefit plans made available to the employees of the Company and its Affiliated Companies, including but not limited to, Group Health Insurance (medical, vision and dental) and Long and Short Term Disability Insurance. The Company shall not materially reduce the life insurance, medical, health and accident, or disability plans currently available to Employee unless such reductions are implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees. To the extent that any other employee of the Company may receive or become entitled to any additional fringe benefit, Employee shall also be entitled to receive such benefit.

(c)          MOBILE COMMUNICATIONS. The Company at its expense shall provide Employee with iPhones and iPads and data plan for his use in connection with the Company’s business with a provider acceptable to the Company. Employee shall use and maintain such devises in a reasonable manner. The Company shall pay for the purchase of such initial devices for Employee’s use and a replacement when such devices are eligible for full replacement under Employee’s data plan.

(d)          AUTOMOBILE. Employee shall be eligible for the use of an automobile for his use in connection with the Company’s business. Company shall provide Employee with an allowance of Sixty Thousand Dollars ($60,000) during the term of this Agreement, which amount shall be paid within thirty (30) days after Employee notifies the Company that he intends to purchase a new automobile for his use in connection with the Company’s business. Employee shall be responsible for reasonable maintenance of any such automobile, the expense of which shall be reimbursed to Employee by the Company. The Company shall reimburse Employee for all reasonable costs associated with operating the automobile. Employee shall be responsible for maintaining mileage and use records in accordance with applicable provisions of the Internal Revenue Code and Regulations.

(e)          CLUB MEMBERSHIPS. Employee shall be eligible for the use of club memberships at Dallas Country Club and the Crescent Club for his use in connection with the Company’s business, which is acceptable with the Company provided  no regulation is promulgated or regulatory action is taken affecting the legal ability of Company to do so. Monthly club dues and all reasonable expenses incurred by Employee in connection with using such club for the Company’s business shall be reimbursed to Employee by the Company. Employee shall be responsible for maintaining use records in accordance with applicable provisions of the Internal Revenue Code and Regulations.

2.4          REIMBURSEMENT OF EXPENSES. Company shall reimburse Employee for business expenses incurred by Employee in the performance of his duties, provided that such expenses are authorized under Company’s Expense Reimbursement policy, in reasonable amounts, incurred for ordinary and necessary Company-related business expenses and are supported by itemized accountings and expense receipts that are timely submitted to the Company prior to any reimbursement. In addition, the Company shall reimburse Employee for any reasonable and necessary attorney’s fees incurred by Employee related to his employment, including but not limited to the negotiation and execution of this Agreement.

2.5          STOCK APPRECIATION RIGHTS PLAN. As an active key employee in Company and its affiliates, Employee shall have the right to participate in the current Crossfirst Holdings, LLC Stock Appreciation Rights Plan, as the same may be amended from time to time,  (the  “SAR Plan”) for certain eligible key employees, a copy of which has been provided by Employer. As a part of Employee’s compensation under this Agreement, Employee shall have the right to continued participation in the SAR Plan, subject to the vesting schedule set below or specifically set forth in other grants, and also subject to other rights described in the SAR Plan. Upon the Effective Date of this Agreement, Employee shall be granted an additional thirty thousand (30,000) shares at a Grant Price of twenty eight 50/100 dollars ($28.50 per share vesting in increments of 10,000, shares on each of May 1, 2019, May 1, 2020, and May 1 2021. In addition  to all other vesting rights under the SAR Plan, in the event of Employee’s resignation during the term, such grant of 30,000 shares will fully vest should Employee’s resignation be a result of an event that gives Employee “Good Reason for Resignation” as that term is defined in Section  3.1.(d) below. These shares are granted at no net cost to the employee. Employee’s rights in the shares may change in accordance with the provisions of the SAR Plan, as the same may be amended. The Company agrees that, under the SAR Plan, Employee shall be eligible  for retirement on April 29, 2021. The Company agrees that, under the SAR Plan’s provision allowing for immediate vesting of all granted SAR shares held at least 12 full calendar months before retirement, as of the close of business on December 31, 2021, Employee shall be entitled to retire with a full vesting of all SAR shares granted to Employee on or before December 31, 2020. The Company agrees that it shall not amend the SAR Plan in any way that would adversely impact the accelerated vesting to which Employee is entitled upon retirement, death, disability or a change in control.

2.6          EQUITY INCENTIVE PLAN. As an active key employee in Company and its affiliates, Employee shall have the right to participate in the current Company Equity Incentive Plan, (the “EIP Plan”) for certain eligible key employees, a copy of which has been provided by Employer. As a part of Employee’s compensation under this Agreement, Employee shall have the right to continue to participate in the EIP Plan as determined by the Committee, subject to vesting and other rights described in the EIP Plan. The Company agrees that Employee has been a participant in the EIP Plan since July 21, 2016. Upon the Effective Date of this Agreement, Employee shall receive an additional Equity Incentive Award for thirty thousand (30,000) shares, which shall vest in increments of 10,000 shares on each of May 1, 2019, May 1, 2020, and May 1, 2021.  In addition to all other vesting rights under the EIP Plan, in the event of Employee’s resignation during the term, such grant of 30,000 shares will fully vest should Employee’s resignation be a result of an event that gives Employee “Good Reason for Resignation” as that term is defined in Section 3.1.(d)  below. The shares are granted at no net cost to the employee.  Employee’s rights in the shares may change in accordance with the provisions of the EIP Plan, as the same may change from time to time. The Company agrees that, under the EIP Plan, Employee shall be eligible for retirement on or after July 21, 2021. Recognizing Employee’s intention to retire as of the close of business on December 31, 2021, the Company agrees that Employee shall be entitled to retire on December 31, 2021 with a full vesting of all EIP shares granted to Employee on or before December 31, 2020. The Company agrees that it shall not amend the EIP Plan in any way that would adversely impact the accelerated vesting to which Employee is entitled upon retirement, death, disability or a change in control. The Company agrees that any future grants to Employee under the EIP Plan shall have a performance period ending on or before December 31, 2021. During the time period between January 1, 2019 and December 31, 2019, and provided that Employee remains employed by the Company during that time, the Company shall award Employee an additional Equity Incentive Award for a number of shares equal to fifty percent of Employee’s then current annual Base Salary divided by the Company’s price per share, as of the Effective Date of the Grant, which shares shall vest on or before December 31, 2021 (the “2019 EIP Award”). During the time period between January 1, 2020 and December 30, 2020, and provided that Employee remains employed by the Company during that time, the Company shall award Employee an additional Equity Incentive Award for a number of shares equal to fifty percent of Employee’s then current annual Base Salary divided by the Company’s price per share, as of the Effective Date of the Grant, which shares shall vest on or before December 31, 2021 (the “2020 EIP Award”). During the time period between January  1, 2021 and December  30, 2021, and provided that Employee remains employed by the Company during that time, the Company shall award Employee an additional Equity Incentive Award for a number of shares equal to fifty percent of Employee’s then current annual Base Salary divided by the Company’s price per share, as of the Effective Date of the Grant, which shares shall vest on or before December 31, 2021 (the “2021 EIP Award”). In addition to all other vesting rights under the EIP Plan, in the event of Employee’s resignation during the term, any grants of shares made in the 2019 EIP Award, the 2020 EIP Award and the 2021 EIP Award will fully vest should Employee’s resignation be a result of an event that gives Employee “Good Reason for Resignation” as that term is defined in Section 3.1.(d) below. In the event that Employee retires on December 31, 2021, and to the extent that any EIP Award granted to Employee has not fully vested upon Employee’s retirement, whether under the terms of a plan or otherwise, the shares represented by any such EIP Awards shall vest.

3.	TERMINATION.

3.1	DEFINITIONS. For purposes of this Agreement, the term:

(a)          “CHANGE IN CONTROL” shall mean a change in ownership of a substantial portion of the Company’s assets, a change in the majority of the members of the Board of Directors without the approval of the incumbent Board of Directors or the closing of a merger or consolidation of the Company with any other company, which would result in the owners of the voting securities of the Company outstanding immediately prior thereto owning (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, for purposes of any amounts paid under this Agreement to Employee that is treated as nonqualified deferred compensation  subject to Section 409A of the Internal Revenue Code (“Code”) , a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A  of the Code: provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such amounts shall be paid when it would otherwise have been paid but for the Change in Control.

(b)          “DATE OF TERMINATION” shall mean the date specified in a Notice of Termination, (as defined below).

(c)          “DISABILITY” OR “DISABLED” shall mean Employee’s physical or mental impairment falls within the definition of “disability” as such term or any comparable term is defined in any Company-sponsored disability insurance policy covering Employee at the time of such disability. Employee covenants and agrees to submit to a reasonable physical examination by a licensed medical doctor acceptable to Company for the purpose of evaluating whether Employee is Disabled. All determinations as to the date and extent of disability shall be reasonably made by the Committee upon the  basis of such evidence. The Company and the Employee agree that to the extent that  the  definition of “Disability” exceeds that which is permissible in regards to Section 409A of the Code, as set forth in 26 CFR 1.409A-3 or any other applicable statute or regulation relating to deferred compensation, the permissible statutorily allowed definition of “Disability” shall be substituted for that contained herein to the extent necessary to comply with law and avoid the imposition of penalties or excise taxes.

(d)          “GOOD REASON FOR RESIGNATION” shall mean the occurrence  of any of the following circumstances without Employee’s express written consent:

(i)	a material reduction in Employee’s Base Salary;

(ii)
a material diminution in Employee’s authority, duties or responsibility, other than as reasonably agreed upon by Employee as a part of the transition to a new management team in anticipation of Employee’s retirement;

(iii)	a material breach by the Company of this Agreement with respect to any payment due to Employee hereunder; or

(iv)
a material breach by the Company of this Agreement with respect to the provision of life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of this Agreement (other than any such matters implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees).

Notwithstanding the foregoing, the Employee will not have Good Reason for Termination, by resignation unless Employee has provided the Company with written notice of the occurrence of any such circumstance within ninety (90) days of its initial existence and the Company does not remedy such circumstance within thirty (30) days of receipt of such notice.

(e)          “NON-PERFORMANCE”  shall  mean  the  repeated  failure  by  Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written notice for substantial performance is delivered to Employee by the Committee, which notice specifically identifies the manner in which the Committee believes that Employee has not substantially performed his duties and Employee fails to reasonably correct his performance within ninety (90) days following the delivery of the notice of substantial performance has been given to Employee.

(f)          “MISCONDUCT” shall mean a) Employee’s final conviction, after appeal, of a felony of other crime involving fraud, dishonesty or moral turpitude; or b) Employee’s employment is required to be terminated by an order of a regulatory agency with authority over the Company or its Affiliated Companies.

(g)          “NOTICE OF TERMINATION” shall mean a written notice, which includes the effective Date of Termination and (i) if delivered by the Company in connection with the Company’s decision to terminate Employee’s employment with the Company, sets forth in reasonable detail the reason for termination of Employee’s employment, or (ii) if delivered by Employee in connection with a resignation for Good Reason, specifies in reasonable detail the basis for such resignation.

3.2          TERMINATION BY COMPANY. If the Company terminates Employee during the term of this Agreement due to any of the reasons set forth in this Section 3.2, this Agreement shall terminate as of the Employee’s Date of Termination and the Employee shall be entitled to the benefits provided in this Section 3.2, subject to Employee’s timely execution and submission  to the Company of a release as specified in Section 3.6(c):

(a)          EMPLOYEE NON-PERFORMANCE OR MISCONDUCT. Company may terminate Employee at any time  for  Non-performance  or  Misconduct. Notwithstanding the foregoing, Employee shall not be deemed to have  been terminated for Non-performance or Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Committee finding that in the good faith opinion of the Committee that Employee engaged in Non-performance or Misconduct and specifying the particulars thereof in reasonable detail, provided, however, that if at such time Employee is a member of the Committee, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon the Date of Termination for Non-performance or Misconduct, the Company shall pay to Employee a lump sum cash payment equal to Employee’s accrued, earned but unpaid compensation and bonuses for the period ending on the Date of Termination shall be paid to the Employee on the sixtieth (60th) day following the Employee’s Date of Termination; provided, that such payment shall not include any potential or unearned bonuses or any other potential or unearned or benefits (“Accrued Obligations”).

(b)          ALIENTION OF REQUIRED SHARES. Company may terminate Employee at any time following Employee’s sale or transfer of any of Employee’s Required Shares of the Company without the prior consent of the Committee. Upon Employee’s Date of Termination for any such unauthorized sale or transfer of any of the Required Shares, the Company shall pay to Employee a lump cash payment equal to Employee’s Accrued Obligations shall be made to Employee on the sixtieth (60th day  following  the  Employee’s Date of Termination.

(c)          WITHOUT CAUSE. Company may terminate Employee at any time without cause by delivering to Employee a copy of a Notice of Termination accompanied with a resolution duly adopted by the affirmative vote of the Board of Directors of the Company, provided, however, that if at such time Employee is a member of the  Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. If Employee is terminated without cause in accordance with this paragraph (c), the Company shall pay to Employee the following amounts:

(i)          Accrued Obligations. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination;

(ii)          Severance Payment. Payments equal to 1.5 times the sum of both the employee’s current Base Salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination;

(iii)          COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 12 monthly payments each equal to the monthly premium of COBRA continuation coverage under the Company’s group medical plan for benefits equal to those which would have been provided to Employee in accordance with such plans if Employee had not incurred a termination of employment (“COBRA Premium”), provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer. Employee is responsible for notifying the Company of the date that Employee first becomes eligible for such insurance coverage; and

(iv)
A lump sum payment equal to the gross value of any awarded yet unvested SAR grants or EIP grants shall be paid to Employee on the sixtieth (60th day) following the Employee’s Date of Termination. Such gross value shall be calculated based upon the Company’s market price per share at the close of trading on the Date of Termination if the Company’s stock is listed on a public exchange, or shall be based on the Company’s most recent share valuation as approved by the Company’s board of directors if the Company’s stock is not listed on a public exchange (in either event, the “Market Value”).

(d)          DEATH OR DISABILITY. Following an Employees death or Company’s termination of Employee due to Employee’s Disability, then following such termination the Company shall pay to Employee or Employee’s legal representative:

(i)          Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination; and

(ii)       COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination due to a Disability, 12 monthly payments each equal to the Employee’s  COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer. Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage.

3.3	TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement for:

(a)          DISABILITY. By reason of Employees Disability, then following such termination the Company shall pay to Employee:

(i)          Accrued Obligation. A lump sum cash payment equal to Employee’s   Accrued   Obligations   shall be made   on   the sixtieth (60th day following the Employee’s Date of Termination; and

(ii)       COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination due to a Disability, 12 monthly payments each equal to the Employee’s  COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer. Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage.

(b)          GOOD REASON. Upon any resignation by Employee for Good Reason, then following such termination the Company shall pay to Employee the following amounts:

(i)          Accrued Obligation. A lump sum cash payment equal to  Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination;

(ii)          Severance Payment. Payments equal to 1.5 times the sum of both the employee’s current Base Salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination; and

(iii)          COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 12 monthly payments each equal to the Employee’s COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer. Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage; and

(iv)          A lump sum payment equal to the gross value of any awarded yet unvested SAR grants or EIP grants shall be paid to Employee on the sixtieth (60th) day following the Employee’s Date of Termination. Such gross value shall be calculated based upon the Company’s Market Value.

(c)          OTHER. Other than by reasons set forth above, the Company shall pay to Employee all accrued and unpaid compensation due to Employee for periods ended on or prior to the Date of Termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

3.4          CHANGE IN CONTROL. In connection with a Change in Control, the acquiring or surviving company shall be liable hereunder for the amount due to Employee upon any  subsequent termination of Employee’s employment with the surviving or acquiring company within 12 months following such Change in Control. In the event of a termination of the Employee’s employment with the Company under Section 3.2(c) or Section 3.3(b) or a material diminution of Employee’s position, authority, duties or responsibilities with the Company that he held immediately prior to a Change in Control, then following such event Company shall pay to Employee:

(a)          Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be paid on the sixtieth (60th) day following the Employee’s Date of Termination;

(b)          Severance Payment. Payments equal to 1.5 times the sum of both the employee’s current Base Salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination; and

(c)          COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 12 monthly payments each equal to the Employee’s COBRA Premium;, provided  that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer. Employee is responsible for notifying Employer of the date that Employee becomes eligible for such insurance coverage.

3.5          LIMITATION ON PAYMENTS: Notwithstanding any other provision of this Agreement, in the event any payments  to be made  to the Employee  under  Sections 3.2, 3.3 or  3.4, together with other payments and benefits which Employee has a right to receive from the Company, result in there being a “parachute payment” under Section 280G of the Internal Revenue Code, (the “Code”), then such payments shall be reduced by the minimum amount necessary to avoid the imposition of the excise tax (“Excise Tax”)  under  Section  4999  of the Code, provided, however, that no such reduction in such payments shall be made if by not making such reduction, Employee’s Retained Amount (as hereinafter defined) would be greater than Employee’s Retained Amount if such payments are so reduced. All determinations required to be made under this Section 3.5 shall be made by tax counsel selected by the Company and reasonably acceptable to Employee (“Tax Counsel”), which determinations shall be conclusive and binding on Employee and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in such payments to Employee pursuant to this Section 3.5, Tax Counsel shall provide Employee and the Company with a report setting forth its calculations and containing related supporting information.

In the event any such reduction is required, such payments shall be reduced in the following order: (i) the COBRA Payments, (ii) the Severance Payment, (iii) any other portion of such payments that are not subject to Section 409A of the Code (other than payments resulting from any accelerated vesting of a Unit Appreciation Rights or under the Equity Incentive Plan, awarded to Employee under this Agreement), (iv) any payments that are subject to Section 409A of the Code in reverse order of payment, and (v) any portion of such payments that are not subject to Section 409A and arise from any accelerated vesting of Unit Appreciation Rights or under Equity Incentive Plan, awarded to Employee under this Agreement. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of such payments net of all federal, state. and local taxes imposed on Employee with respect thereto. In addition, Payments to be made to Employee hereunder may be subject to modification  if required by the Company’s regulatory authorities.

3.6          CONDITIONAL NATURE OF SEVERANCE PAYMENTS. Notwithstanding any other provision of Section 3 or any other provision of this Agreement to the contrary:

(a)          NONSOLICITATION. Employee understands and agrees that because of his employment with the Company that he will acquire or have access to certain information of a confidential and secret nature derived from the operations of the Company’s and its Affiliated Companies’ business. Employee further understands and agrees that all correspondence, customer and investor lists and information, loan pricing techniques, underwriting methods, systems and products of the Company are confidential and trade secrets (“Confidential Information”) and the disclosure or unauthorized use of such information would be detrimental to the Company. Employee understands and agrees that the nature of the Company’s business is such that if Employee were to directly solicit, interfere with, or attempt to interfere with any of the Company’s customer relationships or to directly or indirectly solicit, interfere with, or attempt to interfere with any of the Company’s other employees relationships that existed at Employee’s Termination Date and during the one (1) year period following the termination of Employee’s employment with the Company, then it would be injurious to the Company. Therefore in consideration of the Employee and the Company complying with the terms of his employment, and  subject  to  the  condition precedent of the Company timely providing Employee with all consideration, including but not limited to payments,  called  for  hereunder, Employee agrees:

(i)          that, without the prior written consent of the Company, he will not directly or indirectly solicit interfere with or attempt to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date and during the one (1) year period of time thereafter:

(ii)          to assist in the avoidance of the unauthorized disclosure of  the Company’s Confidential Information, in addition to other remedies available  to the Company and its Affiliated Companies, Employee understands  and  agrees that his right to receive the severance consideration described in Sections 3.2, 3.3, and 3.4, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not: i) directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise); or ii) acquiring any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly or indirectly solicits, interferes with or attempts to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date in any Metropolitan Statistical Area as defined from time to time by the U.S. Office of Management and Budget, Bureau  of Labor Statistics,  in which the Company, or its successor owns controlling voting interest in any banking or other financial institution as such banking or other  financial institutions are controlled by the Company or its Affiliated Companies upon Employee’s Termination Date. The limitation upon Employee’s ownership of outstanding shares or other units of ownership shall be excluded from this Section 3.6, provided such ownership is less than five (5) percent in any publicly-traded bank or financial institution.

(iii)          without the prior written consent of the Company, Employee will not solicit, directly or indirectly, actively or inactively, the employees or independent contractors of the Company to become employees or independent contractors of any person, firm, corporation, business, or banking or other financial institution that directly or indirectly competes with the Company or solicits, interferes with, or attempts to interfere with the Company’s customers; and,

(iv)          on or before the Date of Termination, Employee shall return to Company, all records, lists, compositions, documents and other items  which  contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof, expressly including all electronically stored data, wherever stored), regardless of the person causing the same to be in such form, and Employee will certify  that the provisions of this paragraph have been complied with.

If Employee violates any restriction described in Section 3.6(a), then all severance payments and consideration to which Employee otherwise  may  be  entitled  under Section 3.2, 3.3, and 3.4, above, as applicable, thereupon shall cease and Employee shall promptly return to the Company all severance payments received and other severance benefits theretofore incurred by Company for Employee’s benefit. The Company agrees that nothing herein shall preclude Employee from retaining copies of his calendar, contact list or documents related to his investment in Company or responsibilities as a director to Company, and that Employee shall be entitled to freely offer employment references to  the Company’s other current or former employees.

(b)          OTHER EMPLOYMENT. In the event Employee becomes employed as an employee or consultant for a company that provides financial services similar to services provided by the Company or its Affiliated Companies in a Metropolitan Statistical Area, described in Section 3.6a (ii), above, Employee shall not be entitled to receive any further amount of the severance consideration described in Sections 3.2c (ii) or 3.3b (ii), above, subsequent to the date of such employment. Employee acknowledges that this limitation is fair to both Employee and the Company and does not in any way restrain employee from exercising Employee’s lawful profession, trade or business.

(c)          GENERAL RELEASE. Employee shall not be entitled to receive any of the Severance or COBRA Payments described in Sections 3.2, 3.3, and 3.4 above,  unless prior to receiving the same Employee executes a general release of all known claims against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee’s employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) any claims for workers compensation benefits; (iv) Employee’s rights, if any, under the Plan, (v) Employee’s  rights, if any, as  an owner of any shares of the Company, (vi) Employee’s rights under this Agreement, or (vii) Employee’s right to receive indemnification from the Company under applicable provisions of the law of the State where Employee is employed or the articles of organization, articles of incorporation, By Laws or Operating Agreement of the Company or its Affiliated Companies, as the case may be.

3.7          EQUITABLE REMEDIES. Employee acknowledges that irreparable harm will result to the Company in the event of a material breach by Employee of any of the covenants contained in Section 3.6. Employee agrees that, in the event of such a breach and in addition to any other legal or equitable remedies available to the Company, the Company will be entitled to specific performance of the covenants in Section 3.6; to an injunction to restrain the violation of such covenants by Employee and all other persons acting for or with Employee; or to both specific performance and an injunction. Employee further agrees that, in the event the Company brings an action for the enforcement of any of those covenants, and if the court finds any part of the covenant unreasonable as to time, area or activity covered, then the court shall make a finding as  to what is reasonable and shall enforce this Agreement by judgment or decree to the extent of  such findings.

4.	MISCELLANEOUS

4.1          NOTICES. All notices permitted or required by  this  Agreement  shall  be  in  writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission provided that on that same date a copy of such notice is deposited in the United  States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement (if to the Company to the attention of the Secretary of the Company and if to the Employee to the attention of the Employee), or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2          EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company or Employee may have by reason of the other’s breach of obligations under this Agreement.

4.3          BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.4          GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Kansas, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of Kansas as the exclusive jurisdiction for the purposes of construing or enforcing this Agreement and the venue of the District Court of the State of Kansas in Johnson, County, Kansas and that any dispute relating to this Agreement shall be brought in the District Court of the State of Kansas in Johnson, County, Kansas.

4.5          SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.6
COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the  same instrument, binding on all the signatories.

4.7
FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.8          REASONABLE VERIFICATION. Company agrees that Employee shall have reasonable access to the Company’s books and records in order to verify the accuracy of Bonus calculations that may be necessary following termination.

4.9          ENTIRE AGREEMENT; AMENDMENT.   This   Agreement   (a)   represents   the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

4.10	TAXES.

(a)          Anything to the contrary notwithstanding, all payments made by the Company to Employee or Employee’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Except as provided in this Agreement, Employee will be solely liable and responsible for the payment of taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

(b)          This Agreement is intended to comply with the requirements of Code Section 409A (“Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

(c)          If Employee is a specified employee (within the meaning of Code Section 409A) at the time Employee incurs a separation from service (within the meaning of Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Employee under this Agreement will be delayed and instead paid (without interest) to Employee upon the earlier of the first business day of the seventh month following Employee’s separation from service or death.

(d)          The Company and Employee agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. The Company and Employee also agree that any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.

(e)          Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)          To the extent that any payment or other consideration due from the Company to Employee hereunder would trigger any tax or penalty under Section 409A, the Company agrees that it will accelerate such payment or other consideration to the extent allowed by law in order to eliminate such tax or penalty. To the extent that any payment or other consideration called to be made under this Agreement fails to meet the requirements of Section 409A and the regulations relating to that statute, the Company shall immediately pay to Employee an additional sum equal to any amount required to be included  as income as a result of such noncompliance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the dates shown below, HOWEVER, effective as of the date set forth above.

COMPANY:		EMPLOYEE:

CrossFirst Bankshares, Inc.

Name:	David L. O’Toole	Name:	George Jones

Signature:	/s/ David L. O’Toole	Signature	/s/ George Jones

Title:	Chief Financial Officer	Address:

Address:	4707 W. 135th Street Leawood, Kansas 66224	Phone:

Phone:		Email:

Fax:	913-754-9701	Date:	June 19, 2018

Date:	June 25, 2018